Exhibit g.3

FIRST AMENDMENT TO
FEE WAIVER AGREEMENT

This FIRST AMENDMENT TO FEE WAIVER AGREEMENT (the “Amendment”) is made as of this 31st day of January 2018, by and between Tortoise Capital Advisors, L.L.C. (the “Advisor”) and Tortoise Energy Infrastructure Corporation (the “Company”).

WHEREAS, the Advisor and the Company have entered into an Investment Advisory Agreement, dated January 31, 2018, and

WHEREAS, the Advisor and the Company have entered into a Fee Waiver Agreement (the “Agreement”) dated as of April 20, 2012, and

WHEREAS, the Advisor and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           The definition of Advisory Agreement in the Agreement as the Investment Advisory Agreement dated September 15, 2009 is hereby modified to refer to the Investment Advisory Agreement dated January 31, 2018 between the Advisor and the Company.

2.           Except as modified and amended in this Amendment, the Agreement shall remain in full force and effect.

3.           This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereby have agreed to this Amendment as of the day and year first above written.

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Diane Bono
Name:	Diane Bono
Title:	Managing Director and Chief Compliance Officer

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	Chief Executive Officer, Principal Financial Officer and Treasurer